Exhibit 99.2

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Research Head Robert R. Ruffolo, Jr., Ph.D., Announces Retirement

— Mikael Dohlsten, M.D., Ph.D., To Succeed As President, Wyeth Research —

Madison, N.J., April 30, 2008 — Wyeth (NYSE:WYE) today announced that Robert R. Ruffolo, Jr., Ph.D., 58, will retire as President, Wyeth Research and Senior Vice President, Wyeth, later this year. He will be succeeded by Mikael Dohlsten, M.D., Ph.D.

Dr. Ruffolo joined Wyeth in November 2000 and has been responsible for all pharmaceutical research and development (R&D) for the Company, including discovery, drug safety and metabolism, chemical and pharmaceutical development, clinical R&D and research operations.

“Bob Ruffolo has been the driving force of our R&D progress, establishing Wyeth as one of the research leaders in the pharmaceutical industry,” says Bernard Poussot, Wyeth’s President and Chief Executive Officer. “His legacy will be our pipeline, recognized as one of the industry’s most innovative. Bob has helped position our company for future growth through robust research and development programs in oncology, women’s health, vaccines, inflammation, cardiovascular and metabolic diseases and neuroscience – led by our multi-platform effort in Alzheimer’s.”

Throughout his 31-year career in the pharmaceutical industry, Dr. Ruffolo’s work has been recognized with a number of prestigious awards. In March, he was recognized by the Pharmaceutical Research and Manufacturers of America (PhRMA) with the 2008 Discoverer’s Award for his efforts in the discovery and development of Coreg® while at GlaxoSmithKline. The Wyeth Research and Development Executive Team (RADEX), formed and chaired by Dr. Ruffolo, won the 2006 Scrip Award for Management Team of the Year. In 2005, he won the George B. Koelle Award for Scientific Excellence. In 2004, he was named Chief Scientific Officer of the Year by IBC Conferences.

Dr. Dohlsten, 49, previously was Executive Vice President within Pharmaceutical Research & Development/Medicine at Boehringer Ingelheim. He was responsible for leading the company’s worldwide pharmaceutical research in the U.S., Canada, Germany, Italy, Austria and Japan – with major programs in seven therapeutic areas including respiratory, inflammation/immunology, oncology, virology, cardiovascular, metabolism and CNS. In addition, he was a member of the corporate management team responsible for reviewing all worldwide development projects and licensing opportunities. Prior to joining Boehringer Ingelheim, Dr. Dohlsten spent more than 15 years in various leadership roles in pharmaceutical research including positions with AstraZeneca and Pharmacia & Upjohn.

Dr. Dohlsten earned his Ph.D. in tumor immunology and M.D. from the University of Lund in Sweden. He also studied virology and cell biology at the Weizmann Institute in Israel and has been appointed as Adjunct Professor in Immunology at the Medical Faculty in Lund.

“We look forward to Dr. Dohlsten’s leadership as we work together to continue our success at Wyeth Research,” says Bernard Poussot. “His experience with industry in a broad range of therapeutic areas, and his vision going forward, match well with our scientific objectives. We know Mikael’s global experience and perspective will be an inspiration to Wyeth’s outstanding research teams.”

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, nutritionals and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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